                                                                    EXHIBIT 10.1
TWIN DISC, INCORPORATED
ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE PROGRAM

(ENDORSEMENT OF DEATH BENEFIT EXCEEDING PREMIUMS PAID)

This document specifies the terms under which Twin Disc, Incorporated, a Wisconsin corporation, (the “Employer”), sponsors various endorsement split-dollar policies with certain of its executives designated by the Employer as eligible to participate in this Plan (each an “Employee”).

BACKGROUND INFORMATION

A.                  The Employees are valued employees of Employer and Employer wants to retain them in its employ.

B.                  The Employer, as an inducement to such continued employment, wants to assist Employees with personal life insurance protection.

C.                  The Employer is the owner of various life insurance policies (the “Policies”) issued by The Northwestern Mutual Life Insurance Company (the “Insurer”) naming the Employees as insured parties.  It is intended that the Policies will allow the insured party to designate the beneficiary for life insurance proceeds that exceed cumulative premiums paid by the Employer with respect to the Policies should the insured party die prior to a Rollout Event.

D.                  The Employer wishes to specify the rights of the Employees with respect to the Policies.

The terms of the split-dollar Plan with respect to the Policies are as follows:

1.            Definitions.

(a)          “Employer Premiums” means the cumulative sum of all premiums paid by the Employer on a Policy covering an Employee.

(b)          “Forfeiture Event” means a Termination of Employment for any reason other than death or Retirement, regardless of whether such Termination of Employment is voluntary or involuntary.

(c)          “Plan” means the Twin Disc, Incorporated Endorsement Split-Dollar Life Insurance Program, as set forth herein.

(d)          “Retirement” means an Employee’s Termination of Employment on or after the date that the Employee:

               (1)        Has attained age 65 with at least 5 Years of Service;

               (2)        Has attained age 60 with at least 10 Years of Service;

(3)        Has accumulated a combination of age and Years of Service equaling or exceeding 85; or

               (4)        Has accumulated at least 30 Years of Service.

(e)          “Rollout Event” means, with respect to each Policy separately, the latest to occur of the following: (i) the fifteenth anniversary of the Employee’s commencement of coverage under the Policy; or (ii) the Employee’s Retirement.

(f)           “Termination for Cause” means an Employee’s Termination of Employment for any of the following reasons: (i) the willful and continued failure of by the Employee to substantially perform his or her duties with the Employer; (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Employer; (iii) the Employee’s conviction of a felony or conviction of a misdemeanor which materially impairs the ability of the Employee to substantially performs his or her duties with the Employer; or (iv) the commission by the Employee of an act of fraud or material dishonesty involving the Employer.

(g)          “Termination of Employment” means a “separation from service” with the Employer and all affiliates, within the meaning of Code section 409A(a)(2)(A) and the default rules set forth in Treasury Regulation section 1.409A-1(h).

(h)          “Year of Service” means a calendar year in which an Employee is credited with at least 1,000 hours of service.  For this purpose, hours of service shall be determined in accordance with Department of Labor Regulations 2530.200b-2(b) and (c).

2.            Ownership of Policies.  Employer shall be the sole Owner of each of the Policies.  Unless otherwise provided by this Plan, Employees or their beneficiaries shall have no legal, equitable or beneficial right, title or interest in or to the Policies or the proceeds payable under the Policies.

3.            Policy Endorsement.  With respect to each Policy naming an Employee as the insured, the Employer shall execute one or more endorsements (as appropriate) (the “Policy Endorsements”) documenting the right of the Employee to designate the direct and contingent beneficiaries of the aggregate death benefit proceeds of such Policy that exceed the Employer Premiums with respect to the Policy.     Notwithstanding the foregoing provisions of this Section 3:

         (a)           if the Employer has obtained any indebtedness secured by a Policy covering an Employee, the amount payable to the Employer will be reduced by the amount of the indebtedness that remains outstanding; and

         (b)           if the amount payable to the Employer is not sufficient to satisfy such indebtedness, the entire amount payable to the Employer shall be used to satisfy such indebtedness, and the amount payable to the Employee shall be reduced by an amount sufficient to satisfy any remaining indebtedness.

4.            Premium Payments Before and After Retirement.  Prior to an Employee’s Retirement, the Employer shall pay the entire premium on each Policy covering the Employee as it becomes due.  Upon the Employee’s Retirement:

         (a)           the Employer’s obligation to pay premiums under this Section 4 shall cease; and

         (b)           the death benefit under the Policy shall be adjusted, in accordance with the Insurer’s standard practices, based on the cash value of the Policy and future Policy dividends that are used to pay premiums in accordance with Section 5.

5.            Dividends.  Prior to an Employee’s Retirement, Policy dividends shall be applied to purchase paid-up additional insurance protection.  After the Employee’s Retirement, Policy dividends shall be used to pay premiums on the Policy.

6.            Cash Value.  The cash value of each Policy shall be subject to the claims of the general creditors of the Employer.

7.            Effect of Forfeiture Event; Right to Purchase Policies.  Upon the occurrence of a Forfeiture Event, the Employer shall give the Employee the option to purchase all (but not less than all) of the Policies naming the Employee as the insured during a period of 60 days commencing on the date of the Forfeiture Event.  The purchase price of each Policy shall be the greater of the Employer Premiums with respect to the Policy or the cash value of the Policy.  The Employee must pay the purchase price before the end of the 60-day option period.

         (a)           If the Employee exercises the option with respect to the Policies, the Employer shall repay any policy and premium loans and any other indebtedness secured by each Policy prior to transferring ownership of the Policies to the Employee.  The Employee’s participation in this Plan shall terminate upon the transfer of the Policies to the Employee.

         (b)           If the Employee dies during the 60-day option period, death benefits from the Policies shall be paid in accordance with Section 3 of this Plan.

         (c)           If the Employee fails to exercise the option to purchase the Policies during the 60-day option period, the Employee’s participation in this Plan shall terminate immediately upon the expiration of the option period.  Upon the termination of Employee’s participation in the Plan:

                        (1)        the Employer’s Policy Endorsements shall become null and void;

                        (2)        the Employee shall have no further right to any future transfer of ownership of the Policies;

                        (3)        the Employer shall have no obligation to pay any further premiums with respect to the Policies; and

                        (4)        the Employer may, in its full and absolute discretion, choose to terminate the Policies and recover the cash value, to maintain the Policies and name itself as the sole beneficiary of any death proceeds, or to take any other action that it may take as the owner of the Policies.

         (d)          Notwithstanding the foregoing provisions of this Section 7, if the Employee’s Forfeiture Event is Termination for Cause, the Employee shall not have the right to purchase the Policies, and the Employee’s rights under the Plan shall be completely forfeited.

8.            Effect of Rollout Event.  Upon the occurrence of a Rollout Event with respect to a Policy, the Employer shall: (i) recover the Employer Premiums on the Policy; (ii) pay the full amount of  any outstanding indebtedness obtained by the Employer that is secured by such Policy; and (iii) take such steps as are appropriate to transfer ownership of the Policy to the Employee.  If the Rollout Event is the Employee’s Retirement, or if the fifteenth anniversary of the Employee’s commencement of coverage under the Policy occurs within six months after the Employee’s Retirement, the Employer shall take the foregoing steps immediately following the sixth month anniversary of the Employee’s Retirement.  The Employer may recover the Employer Premiums using either of the following methods, in its sole discretion:

            (a)        By directing the Insurer to withdraw the Employer Premiums from the cash value of the Policy and paying such amount to the Employer.

            (b)        By receipt of payment from the Employee of an amount equal to the Employer Premiums.

An Employee’s participation in this Plan shall terminate automatically upon the transfer of ownership of the last Policy covering the Employee pursuant to this Plan.

9.            Insurer Not Liable.  The Insurer shall be bound only by the provisions of and endorsements on the Policies, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever.  It shall in no way be bound by or be deemed to have notice of the provisions of this Plan.

10.        Assignment Rights.  The Employee shall have the right to assign any part or all of the Employee’s interest in a Policy and this Plan to any person, entity or trust by execution of a written assignment delivered to the Employer and to the Insurer.

11.        Amendments.  The Employer and an Employee can mutually agree to amend the Employee’s rights in this Plan, provided that no such amendment may change the definition of a Rollout Event or the obligations of the Employer following a Rollout Event, nor shall any such amendment otherwise cause the Plan not to comply with Section 409A of the Internal Revenue Code and applicable regulations thereunder.  Any such amendment shall be in writing and signed by the Employer and Employee.

12.        Binding Effect.  This Plan shall bind Employer and its successors and assigns, Employee and his heirs, executors, administrators and assigns, and any Policy beneficiary.

13.        ERISA Requirements.  The following provisions are part of this Plan and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

(a)                The named fiduciary is the Employer.

(b)               The funding policy under this Plan is that all premiums on the Policy shall be remitted to the Insurer when due.

(c)               Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(d)               For claims procedure purposes, the “Claims Manager” shall be the Employer or its designee.

(e)                The Plan’s claims procedures are as follows:

(1)             If for any reason a claim for benefits under this Plan is denied by the Employer, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of this document on which the denial is based, a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, such other data as may be pertinent, and information on the procedures to be followed by the claimant in obtaining a review of his claim (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review), all written in a manner calculated to be understood by the claimant. For this purpose:

(A)                The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B)                 The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(2)             The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.  The claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim.  The review shall take into consideration all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

(3)             The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim, as well as specific references to the pertinent provisions of this document on which the decision is based.  If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

21018236_2.DOC